        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1998.

                                                      REGISTRATION NO. 333-64535
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                          MONY LIFE INSURANCE COMPANY
                                   OF AMERICA
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   ARIZONA                                          6719
(STATE OR OTHER JURISDICTION OF INCORPORATION   (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION
                OR ORGANIZATION)                                CODE NUMBER)

                                   86-0222062
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                    1740 BROADWAY, NEW YORK, NEW YORK 10019
                        (PRINCIPAL EXECUTIVE OFFICES OF
                             REGISTRANT) (ZIP CODE)

        EDWARD P. BANK, ESQ., VICE PRESIDENT AND DEPUTY GENERAL COUNSEL
                 THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK
                    1740 BROADWAY, NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 708-2000
        (NAME, ADDRESS, ZIP CODE, TELEPHONE NUMBER OF AGENT FOR SERVICE)

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: October 15, 1998

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                          AMOUNT          PROPOSED           PROPOSED         AMOUNT OF
         TITLE OF EACH CLASS               TO BE      MAXIMUM OFFERING   MAXIMUM AGGREGATE   REGISTRATION
     OF SECURITY TO BE REGISTERED       REGISTERED     PRICE PER UNIT     OFFERING PRICE         FEE
---------------------------------------------------------------------------------------------------------
Guaranteed Interest...................            *              *         *$25,000,000         $7,375
Account with Market Value
  Adjustment..........................
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

* The maximum aggregate offering price is estimated for the purpose of determining a registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in specified amounts or units.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                     MONY LIFE INSURANCE COMPANY OF AMERICA

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

                   CAPTION IN FORM S-1
                  ITEM NO. AND CAPTION                                     PROSPECTUS
                  --------------------                                     ----------
 1.  Forepart of the Registration Statement and Outside
     Front Cover of Prospectus...........................  Outside Front Cover
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus..........................................  Table of Contents
 3.  Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges...........................  Summary Information (Not applicable with respect to ratio of earnings to fixed
                                                           charges)
 4.  Use of Proceeds.....................................  Investments
 5.  Determination of Offering Price.....................  Not Applicable
 6.  Dilution............................................  Not Applicable
 7.  Selling Security Holders............................  Not Applicable
 8.  Plan of Distribution................................  Variable Annuity Contracts and the
                                                           Distribution of Guaranteed Interest
                                                           Account with Market Value Adjustment
 9.  Description of Securities to be Registered..........  Description of the Guaranteed Interest
                                                           Account with Market Value Adjustment
10.  Interests of Named Experts and Counsel..............  Not Applicable
11.  Information with Respect to Registrant..............  The Company
12.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities......................  Not Applicable

PROSPECTUS

                             DATED OCTOBER 15, 1998

            GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT
               UNDER FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACTS
                                   ISSUED BY

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     This prospectus describes the Guaranteed Interest Account with Market Value Adjustment offered by MONY Life Insurance Company of America ("Company") under certain variable annuity contracts issued by the Company ("Contracts"). Generally, the Contracts offered by the Company provide an array of subaccounts each with differing investment objectives which use purchase payments allocated to the subaccounts to purchase shares of portfolios of underlying mutual funds with corresponding investment objectives. A purchaser of the Contracts may also allocate purchase payments to the Guaranteed Interest Account with Market Value Adjustment which is a part of the Company's General Account.

     The Guaranteed Interest Account with Market Value Adjustment provides for guaranteed interest to be credited over specified maturity durations (referred to as "Accumulation Periods"). Three (3), five (5), seven (7), and ten (10) year Accumulation Periods are available. Unless a surrender of or transfer or distribution from the Guaranteed Interest Account with Market Value Adjustment occurs for any reason prior to the expiration of the Accumulation Period, the interest rate (the "Specified Interest Rate") is guaranteed to be credited for the duration of the Accumulation Period on a daily basis, resulting in a guaranteed annual effective yield. Different rates apply to each Accumulation Period and are determined by the Company from time to time in its sole discretion.

     An Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment elected under a Contract issued by the Company will produce a guaranteed annual effective yield (at the Specified Interest Rate) SO LONG AS AMOUNTS ALLOCATED ARE NEITHER SURRENDERED, TRANSFERRED, NOR DISTRIBUTED PRIOR TO THE END OF THE ACCUMULATION PERIOD. IN THE EVENT OF A SURRENDER, TRANSFER, OR DISTRIBUTION FROM THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT TO ANOTHER ACCUMULATION PERIOD OF THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT OR TO A SUBACCOUNT OF THE VARIABLE ACCOUNT PRIOR TO THE EXPIRATION OF THE ACCUMULATION PERIOD, THE AMOUNT SURRENDERED, TRANSFERRED, OR DISTRIBUTED WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT ("MVA"). LIKEWISE, IN THE EVENT OF A SURRENDER, TRANSFER, OR DISTRIBUTION FOR ANY OTHER REASON PRIOR TO THE EXPIRATION OF THE ACCUMULATION PERIOD, INCLUDING THE DEATH OF THE CONTRACT OWNER, THE AMOUNT SURRENDERED, TRANSFERRED, OR DISTRIBUTED MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT.

     The prospectus for the Contracts describes certain charges and deductions which may apply to the Guaranteed Interest Account with Market Value Adjustment. A discussion of these charges is included in this prospectus insofar as such charges and deductions relate to Guaranteed Interest Account with Market Value Adjustment. A more detailed discussion of these charges and deductions, as they relate to the Contract, is contained in the prospectus for the Contracts.

     Certain minimum purchase payments may be required in connection with the purchase of the Contracts issued by the Company. As an allocation option available to the Owner under the Contract, the Guaranteed Interest Account with Market Value Adjustment is subject to these minimum contractual amounts. There is no minimum amount that must be allocated to Guaranteed Interest Account with Market Value Adjustment, regardless of whether the source of the allocation is a new purchase payment or transfer from a Subaccount of the Variable Account.

     Cash Values allocated to the Guaranteed Interest Account with Market Value Adjustment are held in the "General Account" of the Company. Amounts allocated to the General Account of the Company are subject to the liabilities arising from the business the Company conducts. The Company has sole investment discretion over the investment of the assets of its General Account. Contract Owners having allocated amounts to a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, however, will have no claim against any particular assets of the Company.

     THIS PROSPECTUS MUST BE READ ALONG WITH THE PROSPECTUS FOR THE VARIABLE ANNUITY CONTRACT WHICH ACCOMPANIES THIS PROSPECTUS AND WITH THE PROSPECTUSES FOR MONY SERIES FUND, INC. AND ENTERPRISE ACCUMULATION TRUST. ALL OF THESE PROSPECTUSES SHOULD BE READ CAREFULLY AND MAINTAINED FOR FUTURE REFERENCE.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     THE ACCUMULATION PERIODS FOR THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT DESCRIBED IN THIS PROSPECTUS MAY NOT BE AVAILABLE IN ALL STATE JURISDICTIONS AND, ACCORDINGLY, REPRESENTATIONS MADE IN THIS PROSPECTUS DO NOT CONSTITUTE AN OFFERING IN SUCH JURISDICTIONS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". Actual events or results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" as well as those discussed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in the other sections of this Prospectus.

                               TABLE OF CONTENTS

GLOSSARY....................................................     1
SUMMARY INFORMATION.........................................     3
DESCRIPTION OF THE GUARANTEED INTEREST ACCOUNT WITH MARKET
  VALUE ADJUSTMENT..........................................     5
  1. General................................................     5
  2. Allocations to the Guaranteed Interest Account.........     5
  3. The Specified Interest Rate and the Accumulation
     Periods................................................     6
     A. Specified Interest Rates............................     6
     B. Accumulation Periods................................     6
  4. Maturity of Accumulation Periods.......................     7
  5. The Market Value Adjustment ("MVA")....................     7
     A. General Information Regarding the MVA...............     7
     B. The MVA Factor......................................     8
  6. Contract Charges.......................................     8
  7. Guaranteed Interest Account at Annuitization...........     9
INVESTMENTS.................................................     9
CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GUARANTEED
  INTEREST ACCOUNT..........................................     9
RISK FACTORS................................................    10
THE COMPANY.................................................    11
   1. Business..............................................    11
     A. Organization........................................    11
     B. Description of Business.............................    11
     C. Product Segments....................................    12
     D. Regulation..........................................    13
     E. Competition.........................................    14
     F. Employees...........................................    14
   2. Properties............................................    14
   3. Legal Proceedings.....................................    14
   4. Consolidated Financial Statements and Supplementary
     Data...................................................    15
   5. Selected Financial Data...............................    15
   6. Management's Discussion and Analysis of Financial
      Condition and Consolidated Results of Operations......    15
     A. Results of Operations...............................
        (i) Revenues........................................
       (ii) Benefits and Expenses...........................
     B. Results of Operations by Business Segments..........
        (i) Protection Products.............................
       (ii) Accumulation Products...........................
     C. Liquidity and Capital Resources.....................
     D. Investments.........................................    16
     E. Effects of Inflation................................
     F. Proposed Legislation................................    16
   8. Directors and Executive Officers......................    17
   9. Executive Compensation................................    19
  10. Exhibits, Financial Statements, Schedules and
     Reports................................................    19

                                  DEFINITIONS

     ACCUMULATION PERIOD -- A period of 3, 5, 7, or 10 years during which the Company has guaranteed that it will pay a specified rate of interest (the Specified Interest Rate) not less than 3.5% per year. Amounts allocated to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment will be credited with the Specified Interest Rate declared by the Company over the corresponding Accumulation Period, so long as such amounts are not distributed from the Accumulation Period prior to the Maturity Date. Prior to the end of the Accumulation Period selected, amounts allocated to a the Guaranteed Interest Account with Market Value Adjustment will be subject, upon distribution, to fluctuations in value in accordance with a Market Value Adjustment.

     ADMINISTRATIVE OFFICE -- The Company's administrative office at 1740 Broadway, New York, N.Y. 10019. "Administrative Office" also includes the Company's Operations Center at 1 MONY Plaza, Syracuse, N.Y. 13221.

     ANNUITANT -- The person upon whose continuation of life any annuity payment depends.

     ANNUITY STARTING DATE -- The date on which annuity payments are to begin.

     BUSINESS DAY -- Each day that the New York Stock Exchange is open for trading or any other day on which there is sufficient trading in the securities of a Portfolio of the Fund on a national or international securities exchange to affect materially the value of the Units of the corresponding Subaccount.

     COMPANY -- MONY Life Insurance Company of America.

     CONTRACT -- A variable annuity Contract issued by the Company, the terms of which permit allocation to the Owner's choice of Accumulation Periods of the Guaranteed Interest Account with Market Value Adjustment.

     CASH VALUE -- The Fund Value of the Contract, less (1) any applicable surrender charges, (2) any market value adjustments, and (3) outstanding loan balance including accrued interest, if any.

     FUND VALUE -- The aggregate dollar value as of any Business Day of all amounts accumulated under each of the Subaccounts, the Guaranteed Interest Account, and the Loan Account of the Contract. If the term Fund Value is preceded or followed by the terms Subaccount(s), the Guaranteed Interest Account, and the Loan Account, or any one of more of those terms, Fund Value means only the Fund Value of the Subaccount, the Guaranteed Interest Account, or the Loan Account, as the context requires.

     GUARANTEED INTEREST ACCOUNT -- A part of the Company's general account, the Guaranteed Interest Account pays interest at a rate declared by the Company, which the Company guarantees will not be less than 3.5%.

     INVESTMENT PERIOD -- A period of time during which a declared Specified Interest Rate is available for allocations of new Purchase Payments received or transfers of Fund Values from the Subaccounts become effective. Investment Periods will typically last for one month, but may be longer or shorter depending on interest rate fluctuations in financial markets.

     LOAN ACCOUNT -- A part of the Company's general account, the Loan Account pays interest at a rate not less than 3.5% per year. For those Contracts that have a loan provision, an amount equal to the loan requested is transferred from one or more of the Subaccounts and/or the Guaranteed Interest Account as determined by the Owner, subject to the provisions of the Contract, to the Loan Account as security for the loan.

     MARKET VALUE ADJUSTMENT ("MVA") -- A Market Value Adjustment is the upward or downward adjustment in value of amounts allocated to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment which prior to the maturity date of the Accumulation Period are: (1) distributed pursuant to a surrender; (2) reallocated to a Subaccount of the Variable Account available under the Contract as a result of a transfer requested by the Owner; (3) distributed as a result of the death of the Contract Owner; or (4) transferred to the Loan Account at the request of the Owner. A Market Value Adjustment generally reflects the relationship between the prevailing interest rates at the time of investment, prevailing interest rates at the time of distribution, and the amount of time remaining in the Accumulation Period selected. Generally, if the Specified Interest Rate is lower than prevailing interest rates, application of the Market Value Adjustment will result in a downward adjustment of amounts allocated to an Accumulation Period. If the Specified Interest Rate is higher than prevailing interest rates, application of the Market Value Adjustment will result in an upward adjustment of amounts allocated to an Accumulation Period. The Market Value Adjustment is applied only when amounts allocated to an Accumulation are distributed prior to the end of the Accumulation Period.

     MVA FACTOR -- The MVA Factor reflects the relationship among the following items: (1) the rate for the Accumulation Period; (2) the rate currently declared for an accumulation period equal to the time remaining in the Accumulation Period from which the surrender, transfer or loan occurs, plus 0.25%; (3) the Accumulation Period from which the surrender, transfer or loan occurs in months; and (4) the number of elapsed months (or portion thereof) in the Accumulation Period from which the surrender or transfer occurs. The formula is set forth on page 8.

     MATURITY DATE -- The Maturity Date is the date on which a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment matures.

     MATURITY PERIOD -- The Maturity Period is the period of time during which the value of amounts allocated to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment may be distributed without any Market Value Adjustment. The Maturity Period will begin on the day following the Maturity Date and will end on the thirtieth day after the Maturity Date.

     OUTSTANDING DEBT -- Total loan balance plus any accrued loan interest.

     OWNER(S) -- The owner(s) of variable annuity Contracts (which offer Accumulation Periods of the Guaranteed Interest Account with Market Value Adjustment) issued by the Company.

     PURCHASE PAYMENT (PAYMENT) -- An amount paid to the Company by the Owner or on the Owner's behalf as consideration for the benefits provided by the Contract.

     SPECIFIED INTEREST RATE -- The Specified Interest Rate is the interest rate guaranteed to be credited to amounts allocated to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment so long as such allocations are not distributed prior to the Maturity Period or Maturity Date for any reason. Each Accumulation Period has its own Specified Interest Rate which is guaranteed for that Accumulation Period. The Company, however, reserves the right to change the Specified Interest Rate at any time at the Maturity Date or offer other Specified Interest Rates for other Accumulation Periods.

     SPECIFIED VALUE -- The Specified Value is the amount of the initial allocation of Purchase Payments to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, plus interest accrued at the Specified Interest Rate minus surrenders, transfers and any other amounts distributed. The Specified Value is subject to a Market Value Adjustment at all times other than during the Maturity Period, at the Maturity Date, and upon distribution as a result of the death of the Annuitant.

     SUBACCOUNT -- A subdivision of the Variable Account.

     VARIABLE ACCOUNT -- A separate investment account of the Company, designated as MONY America Variable Account A, to which Net Purchase Payments will be allocated at the direction of the Owner.

                                    SUMMARY

     The Guaranteed Interest Account with Market Value Adjustment is available to Owners of certain variable annuity Contracts issued by the Company. Owners may elect to allocate Purchase Payments for and Fund Values of the Contracts to their choice of Accumulation Periods made available by the Company. This prospectus describes the Guaranteed Interest Account with Market Value Adjustment, and must be read along with the prospectus for the Contract in the same manner that prospectuses for MONY Series Fund, Inc. and Enterprise Accumulation Trust must be read with the variable annuity prospectus. Copies of the prospectuses for the Contract, MONY Series Fund, Inc., and Enterprise Accumulation Trust and this prospectus may be obtained without charge from the Company by calling 1-800-487-6669 or writing to MONY Life Insurance Company of America, Mail Drop 8-27, 1740 Broadway, New York, New York 10019.

     There are 4 different Accumulation Periods currently available continuously: a 3 year Accumulation Period, a 5 year Accumulation Period, a 7 year Accumulation Period, and a 10 year Accumulation Period. Initial or additional purchase payments made under Contracts issued by the Company, or Fund Values in the Subaccounts of the Variable Account may be allocated at the election of the Owner to an available Accumulation Period. There is no minimum allocation to an Accumulation Period. (See "Allocations to the Guaranteed Interest Account" at page 5.)

     Each Accumulation Period will have a Maturity Date which will be 3, 5, 7, or 10 years from the beginning of the month during which allocations are made and Purchase Payments are received or Fund Values are transferred. Therefore the Accumulation Period will end on the last day of a calendar month (the "Maturity Date") during which the third, fifth, seventh or tenth anniversary of the allocation to the Accumulation Period (as applicable) occurs. This means that the Maturity Date for a 3, 5, 7, or 10 year Accumulation Period may be up to 30 days shorter than 3, 5, 7 or 10 years, respectively. For amounts which are allocated to an Accumulation Period on, and as to which Purchase Payments are received or transfers are effective on the first day of a calendar month will be exactly 3, 5, 7, or 10 years, depending on the Accumulation Period selected. (See "Specified Interest Rates and Accumulation Periods" at page 6.)

     Amounts allocated to an Accumulation Period will be credited with the Specified Interest Rate for the duration of the Accumulation Period, unless an intervening surrender, transfer or other distribution occurs prior to the end of the Accumulation Period. Specified Interest Rates for each Accumulation Period are declared periodically in the sole discretion of the Company. A declared Specified Interest Rate is available for new allocation during an Investment Period. Investment Periods will typically last for one month, but may be longer or shorter depending on interest rate fluctuations in financial markets. During any particular Investment Period, any allocation of a new purchase payment or a transfer of Fund Values previously allocated to a Subaccount to an Accumulation Period will earn the Specified Interest Rate effective for that Investment Period from the date on which the purchase payment is received or allocation of Fund Values previously allocated to a Subaccount is effective for the duration of the Accumulation Period. (See "Specified Interest Rates and Allocation
Periods" at page        .)

     The Specified Interest Rate will be credited to amounts allocated to an Accumulation Period, so long as such allocations are neither surrendered nor transferred prior to the Maturity Date for the Allocation Period. The Specified Interest Rate is credited daily, providing an annual effective yield. (See
"Specified Interest Rates and Allocation Period" at page        .)

     Amounts that are surrendered, transferred or otherwise distributed from an Accumulation Period prior to the Maturity Date of that Accumulation Period, will be subject to a Market Value Adjustment ("MVA"). The MVA is accomplished through the use of a factor (the "MVA Factor"), which is multiplied by that part of the Specified Value being surrendered, transferred (including transfer to the Loan Account as a result of a request by the Owner for a Loan), or distributed, resulting in either an increase or a decrease in the amount of the surrender, transfer, or distribution. The MVA Factor reflects the relationship among the following items: (1) the rate for the Accumulation Period; (2) the rate currently declared for an accumulation period equal to the time remaining in the Accumulation Period from which the surrender, transfer, or distribution occurs, plus 0.25%; (3) the Accumulation Period from which the surrender, transfer, or distribution occurs in months; and (4) the number of elapsed months (or portion thereof) in the Accumulation Period from which the surrender, transfer, or distribution occurs. Generally, the MVA Factor approximates the relationship among prevailing interest rates at the time of the allocation, prevailing interest rates at time of surrender, transfer, or distribution and the amount of time remaining in an Accumulation Period. (See "The Market Value
Adjustment -- The MVA Factor" at page        .)

     At least 15 days and at most 45 days prior to the Maturity Date of an Accumulation Period, Contract Owners having Fund Values allocated to such Accumulation Periods will be notified of the impending Maturity Date. Contract Owners will then have the option of directing the surrender, transfer, or distribution of the Fund Value (during the Maturity Period) without application of any MVA. Surrenders, transfers, or distributions during the Maturity Period (which begins the day after the Maturity Date and ends thirty days after the Maturity Date), will not be subject to an MVA. An Owner may elect to: (1) transfer the Fund Values of the maturing Accumulation Period to another accumulation period of the same or different duration; or (2) transfer the Fund Values of the maturing Accumulation Period to a Subaccount then available to the Owner of the Contract (an Owner may also elect a Surrender or Loan). If no election is made, the Fund Value will automatically reinvest in another period of the same duration. If that period will extend beyond the Annuity Starting Date or if that period is no longer offered, the Fund Value will be transferred into the Money Market Subaccount. For the period commencing with the first day after the Maturity Date and ending on the later of the effective date of a surrender, transfer, or distribution or the thirtieth day following the Maturity Date, the Fund Values allocated to the maturing Accumulation Period will be credited with the same Specified Interest Rate in effect before the Maturity Date. Fund Values allocated to the Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment which are surrendered during the Maturity Period are not subject to an MVA, but may be subject to contingent deferred sales charges under the Contract. (See "Maturity of Accumulation Periods" at page 7.)

                 DESCRIPTION OF THE GUARANTEED INTEREST ACCOUNT
                          WITH MARKET VALUE ADJUSTMENT

1.  GENERAL

     The Guaranteed Interest Account with Market Value Adjustment is an allocation option available under certain variable annuity contracts issued by the Company. Not all of the variable annuity contracts issued by the Company offer the Guaranteed Interest Account with Market Value Adjustment, nor is the Guaranteed Interest Account with Market Value Adjustment available in every state jurisdiction. The variable annuity prospectuses describing variable annuity contracts that offer the Guaranteed Interest Account with Market Value Adjustment clearly disclose whether the Guaranteed Interest Account with Market Value Adjustment is available as an allocation choice to the Owner. If the Guaranteed Interest Account with Market Value Adjustment is available under a variable annuity issued by the Company, the prospectus for the variable annuity contract ("Contract") and this prospectus must be read carefully together in the same manner that prospectuses for underlying mutual funds must be read with the prospectus for the Contracts.

     The guarantees associated with the Guaranteed Interest Account with Market Value Adjustment are borne exclusively by the Company. The guarantees associated with the Guaranteed Interest Account with Market Value Adjustment are legal obligations of the Company. Fund Values allocated to the Guaranteed Interest Account with Market Value Adjustment are held in the "General Account" of the Company. Amounts allocated to the General Account of the Company are subject to the liabilities arising from the business the Company conducts. The Company has sole investment discretion over the investment of the assets of its General Account. Contract Owners having allocated amounts to a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, however, will have no claim against any particular assets of the Company.

     The Guaranteed Interest Account with Market Value Adjustment provides for a guaranteed interest rate (the "Specified Interest Rate"), to be credited as long as any amount allocated to the Guaranteed Interest Account with Market Value Adjustment is not distributed for any reason prior to the Maturity Date of the particular accumulation period chosen by the Owner. Generally, a 3 year Accumulation Period offers guaranteed interest at a Specified Interest Rate over 3 years, a 5 year Accumulation Period offers guaranteed interest at a Specified Interest Rate over 5 years, and so on. Because every Accumulation will mature on the last day of a calendar month, the Accumulation Period may terminate up to 30 days less than the 3, 5, 7, or 10 year Accumulation Period.

     Although the Specified Interest Rate will continue to be credited as long as Fund Values remain in an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment prior to the Maturity Date, surrenders, transfers (including transfers to the Loan Account as a result of a request by the Contract Owner for a Loan), or distributions except upon the death of Annuitant for any other reason will be subject to an MVA, as described below.

2.  ALLOCATIONS TO THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT

     There are three sources from which allocations to the Guaranteed Interest Account with Market Value Adjustment may be made:

     (1) an initial purchase payment made under a Contract may be wholly or partially allocated to the Guaranteed Interest Account with Market Value Adjustment;

     (2) a subsequent or additional purchase payment made under a Contract may be partially or wholly allocated to the Guaranteed Interest Account with Market Value Adjustment; and

     (3) amounts transferred from Subaccounts available under the Contract may be wholly or partially allocated to the Guaranteed Interest Account with Market Value Adjustment.

     There is no minimum amount of any allocation of either Purchase Payments or transfers of Fund Value to the Guaranteed Interest Account with Market Value Adjustment. The Contract provides that the prior approval of the Company is required before it will accept a Purchase Payment where, with that Payment, cumulative Purchase Payments made under any one or more Contracts held by the Owner, less the amount of any prior partial surrenders and their Surrender Charges, exceed $1,500,000. This limit applies to the aggregate of Fund Values in the Guaranteed Interest Account with Market Value Adjustment and in each of the Subaccounts of the Contract

3.  THE SPECIFIED INTEREST RATE AND THE ACCUMULATION PERIODS

A.  SPECIFIED INTEREST RATES

     The Specified Interest Rate, at any given time, is the rate of interest guaranteed by the Company to be credited to allocations made to the Accumulation Period for the Guaranteed Interest Account with Market Value Adjustment chosen by the Owner, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the 4 different Accumulation Periods which are currently available: 3, 5, 7, and 10 years.

     The Company declares Specified Interest Rates for each of the available Accumulation Periods from time to time. Normally, new Specified Interest Rates will be declared monthly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently. The Company observes no specific method in the establishment of the Specified Interest Rates, but generally will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Accumulation Periods then available for the Guaranteed Interest Account with Market Value Adjustment. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. The Company has no way of predicting what Specified Interest Rates may be declared in the future and there is no guarantee that the Specified Interest Rate for any of the Accumulation Periods will exceed the guaranteed minimum effective annual interest rate of 3.5%.

     The period of time during which a particular Specified Interest Rate is in effect for new allocations to the then available Accumulation Periods is referred to as the Investment Period. All allocations made to an Accumulation Period during an Investment Period are credited with the Specified Interest Rate in effect. An Investment Period ends only when a new Specified Interest Rate relative to the Accumulation Period in question is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to Accumulation Periods during prior Investment Periods. All such prior allocations will be credited with the Specified Interest Rate in effect when the allocation was made for the duration of the Accumulation Period selected.

     Information concerning the Specified Interest Rates in effect for the various Accumulation Periods can be obtained by contacting an agent of the Company who is also a registered representative of MONY Securities Corp. or by calling the following toll free telephone number: 1-800-736-0133.

     The Specified Interest Rate is credited to allocations made to an Accumulation Period elected by the Owner on a daily basis, resulting in an annual effective yield which is guaranteed by the Company, unless amounts are surrendered or transferred from that Accumulation Period for any reason prior to the Maturity Date. The Specified Interest Rate will be credited for the entire Accumulation Period. If amounts are surrendered or transferred from the Accumulation Period for any reason prior to the Maturity Date, an MVA will be applied to the amount surrendered or transferred.

B.  ACCUMULATION PERIODS

     For each Accumulation Period, the Specified Interest Rate in effect at the time of the allocation to that Accumulation Period is guaranteed. An Accululation Period always expires on a Maturity Date which will be the last day of a calendar month; therefore, the Specified Interest Rate may be credited for up to 30 days less than the Accumulation Period.

     For example, if an allocation is made to a 10 year Accumulation period on August 10, 1998 and the funds for a new Purchase Payment are received on that day, the Specified Interest Rate for that Accumulation Period will be credited beginning on that day until July 31, 2008; however, the Accumulation Period will begin on August 1, 1998 and will end on July 31, 2008.

     All Accumulation Periods for the 3, 5, 7, and 10 year Accumulation Periods, respectively, will be determined in a manner consistent with the foregoing example. Accumulation Periods will be exactly 3, 5, 7, or 10 years only when an allocation to an Accumulation Period occurs (or the Purchase Payment is received or the transfer of Fund Values from a Subaccount is effective) on the first day of a calendar month.

4.  MATURITY OF ACCUMULATION PERIODS

     At least fifteen days and at most forty-five days prior to the end of an Accumulation Period, the Company will send notice to the Contract Owner of the impending Maturity Date (always the last day of a calendar month). The notice will include the projected Fund Value held in the Accumulation Period on the Maturity Date and will specify the various options Contract Owners may exercise with respect to the Accumulation Period:

          (1) During the thirty day period following the Maturity Date (the "Maturity Period"), the Contract Owner may wholly or partially surrender the Fund Value held in that Accumulation Period without an MVA; however, surrender charges under the variable annuity Contract, if applicable, will be assessed.

          (2) During the thirty day period following the Maturity Date, the Contract Owner may wholly or partially transfer the Fund Value held in that Accumulation Period, without an MVA, to any Subaccount then available under the Contract or may elect that the Fund Value held in that Accumulation Period be held for an additional Accumulation Period of the same number of years or for another Accumulation Period of a different number of years which may at the time be available. A confirmation of any such transfer or election will be sent immediately after the transfer or election is processed.

          (3) If the Contract Owner does not make an election within the Maturity Period, the entire Fund Value held in the maturing Accumulation Period will be transferred to an Accumulation Period of the same number of years as the Accumulation Period which matured. However, if that period would extend beyond the Annuity Starting Date of the Contract or if that period is not then made available by the Company, the Fund Value held in the maturing Accumulation Period will be automatically transferred to the Money Market Subaccount at the end of the Maturity Period. A confirmation will be sent immediately after the automatic transfer is executed.

     During the thirty day period following the Maturity Date, and prior to any of the transactions set forth in (1), (2), or (3) above, the Specified Value held in the maturing Accumulation Period will continue to be credited with the Specified Interest Rate in effect before the Maturity Date.

5.  THE MARKET VALUE ADJUSTMENT ("MVA")

A.  GENERAL INFORMATION REGARDING THE MVA

     A surrender, transfer (including a transfer to the Loan Account as a result of a request by the Owner for a Loan), or distribution of Specified Value of the Guaranteed Interest Account with Market Value Adjustment held in an Accumulation Period which are surrendered, transferred, or distributed for any reason prior to the Maturity Date of that particular Accumulation Period, will be subject to an MVA. The MVA is determined by the multiplication of an MVA Factor by the Specified Value, or the portion of the Specified Value being surrendered, transferred or distributed. The Specified Value is the amount of the allocation of Purchase Payments and transfers of Fund Value to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, plus interest accrued at the Specified Interest Rate minus prior distributions. The MVA may either increase or decrease the amount of the distribution.

     The MVA is intended to approximate, without duplicating, the experience of the Company when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when Contract Owners request surrenders (including transfers for the purpose of obtaining a Loan), or distributions. When liquidating assets, the Company may realize either a gain or a loss.

     If prevailing interest rates are higher than the Specified Interest Rate in effect at the time the Accumulation Period commences, the Company will realize a loss when it liquidates assets in order to process a surrender, loan, or transfer; therefore, application of the MVA under such circumstances will decrease the amount of the distribution or loan.

     Generally, if prevailing interest rates are lower than the Specified Interest Rate in effect at the time the Accumulation Period commences, the Company will realize a gain when it liquidates assets in order to process a surrender, loan, or transfer; therefore, application of the MVA under such circumstances will increase the amount of the distribution or loan.

     The Company measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the MVA Factor. The MVA Factor is described more fully below.

B.  THE MVA FACTOR

     The formula for determining the MVA Factor is:

                            [(1+a)/(1+b)](n-t)/12)-1

Where:


    a     =   the Specified Interest Rate for the Accumulation Period from which the surrender, transfer or loan is to be taken;
    b     =   the Specified Interest Rate declared at the time a surrender or transfer is requested for an Accumulation Period equal to the time remaining in the Accumulation Period from which the surrender, transfer (including transfer to the Loan Account as a result of a request by the Owner for a Loan), or
              distribution is requested, plus 0.25%;
    n     =   the Accumulation Period from which the surrender, transfer, or distribution occurs in months; and
    t     =   the number of elapsed months (or portion thereof) in the
              Accumulation Period from which the surrender, transfer, or distribution occurs.

     The MVA Factor shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of 0.25% in the MVA Factor.

     The MVA Factor will either be greater, less than or equal to 0 and will be multiplied by the Specified Value or that portion of the Specified Value being surrendered, transferred, or distributed for any other reason. If the result is greater than 0, a gain will be realized by the Contract Owner; if less than 0, a loss will be realized. If the MVA Factor is exactly 0, no gain or loss will be realized.

     Examples of how to calculate MVAs are provided in the Appendix of this prospectus.

6.  CONTRACT CHARGES.

     The Contracts under which the Guaranteed Interest Account with Market Value Adjustment are made available have various fees and charges, some of which may be assessed against allocations made to the Guaranteed Interest Account with Market Value Adjustment.

     Contingent deferred sales charges, if applicable, will be assessed against full or partial surrenders from the Guaranteed Interest Account with Market Value Adjustment. If any such surrender occurs prior to the Maturity Date for any particular Accumulation Period elected by the Owner, the amount surrendered will be subject to an MVA in addition to contingent deferred sales charges. The variable annuity prospectus fully describes the contingent deferred sales charges. Please refer to the variable annuity prospectus for complete details regarding the contingent deferred sales charges under the Contracts.

     Mortality and expense risk charges which may be assessed under variable annuity Contracts will not be assessed against any allocation to the Guaranteed Interest Account with Market Value Adjustment. Such charges apply only to the Fund Value allocated to the Subaccounts of the Variable Account.

7.  GUARANTEED INTEREST ACCOUNT AT ANNUITIZATION

     On the Annuity Starting Date, the Contract's Cash Value, including the Specified Value of all Accumulation Periods of the Guaranteed Interest Account with Market Value Adjustment, will be applied to provide an annuity or any other option previously chosen by the Owner and permitted by the Company. If the Owner elected Settlement Option 3 (Single Life Income) or 3A (Joint Life Income) the Fund Value of the Contract will be applied. Therefore, if Settlement Options 3 or 3A were to be elected by the Owner, no surrender charge or MVA would be applied to the Specified Value. However, if any other settlement option is elected, or if no election is in effect on the Annuity Starting Date, a lump sum payment will be deemed to have been elected and a MVA will apply.

                                  INVESTMENTS

     Amounts allocated to the Guaranteed Interest Account with Market Value Adjustment are transferred to the Company's General Account. Amounts allocated to the General Account of the Company are subject to the liabilities arising from the business the Company conducts. This is unlike amounts allocated to the Subaccounts of the Variable Account, which are not subject to the liabilities arising from the business the Company conducts. The Company has sole investment discretion over the investment of the assets of its General Account. Variable annuity Contract Owners having allocated amounts to a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, however, will have no claim against any particular assets of the Company. The Specified Interest Rates declared by the Company for the various Accumulation Periods will not necessarily correspond to the performance of any group of assets of the General Account.

 CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GUARANTEED INTEREST ACCOUNT
                          WITH MARKET VALUE ADJUSTMENT

     The Guaranteed Interest Account with Market Value Adjustment is available only as an allocation option under the Contracts issued by the Company. The appropriate variable annuity prospectus and statement of additional information should be consulted for information regarding the distribution of the Contracts.

                                  RISK FACTORS

     Potential purchasers should carefully consider the factors described in "Risk Factors" as well as the other information contained in this Prospectus before allocating purchase payments or Fund Values to the Guaranteed Interest Account with Market Value Adjustment offered hereby. Such "Risk Factors" include:

     (i) the risk of losses on real estate and commercial mortgage loans,
    (ii)  other risks relating to the Company's investment portfolio,
   (iii) the risk that interest rate changes could make certain of the Company's products less profitable to the Company or less attractive to customers,
    (iv)  risks with respect to certain sales practice litigation,
     (v) the risk of increased surrenders of certain annuities as the surrender charges with respect to such annuities expire,
    (vi)  risks associated with certain economic and market factors,
   (vii)  the risk of variations in claims experience,
  (viii)  risks related to certain insurance regulatory matters,
    (ix)  risks of competition,
     (x) risks with respect to claims paying ability ratings and financial strength ratings,
    (xi) risks with respect to Year 2000 computer programming issues, and
   (xii) risks of potential adoption of new Federal income tax legislation and the effect of such adoption on certain of the Company's life and annuity products.

                                  THE COMPANY

1.  BUSINESS

A.  ORGANIZATION

     MONY Life Insurance Company of America (the "Company") is a stock life insurance company organized in the state of Arizona. The Company is currently licensed to sell life insurance and annuities in 49 states (not including New
York), the District of Columbia, the U.S. Virgin Islands and Puerto Rico. The Company is the corporate successor of VICO Credit Life Insurance Company, incorporated in Arizona on March 6, 1969.

     The Company is a wholly owned subsidiary of The Mutual Life Insurance Company of New York ("MONY"), organized under the laws of the State of New York in 1842 as a mutual life insurance company. The principal offices of MONY and the Company are at 1740 Broadway, New York, New York 10019. MONY Securities Corp., an affiliate of the Company and MONY, is the principal underwriter for the Contracts described in this Prospectus. The Company may purchase certain administrative services from MONY under a services agreement, to enable the Company to administer the Contracts.

     In September 1998, MONY announced that it had begun the process of demutualization. In September 1998, MONY received approval from the New York State Insurance Department to present the Plan of Demutualization to MONY policyholders and to request the approval of those policyholders of that Plan. If completed, it is not expected that demutualization will have any material effect on the Company. At December 31, 1997, MONY had approximately $133.2 million invested in the Company to support its insurance operations.

     The Company offers a variety of forms of variable annuities, fixed annuities, and variable universal life insurance and universal life insurance policies on a non-participating basis. The Company is a registered investment adviser providing investment management and administration services.

YEAR 2000 ISSUE

     The Year 2000 issue is the result of widespread use of computer systems which use two digits (rather than four) to define the applicable year. Such programming was a common industry practice designed to avoid the significant costs associated with the additional mainframe computer capacity which would have been necessary to accommodate a four digit year field. As a result, any of the Company's computer systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or in miscalculations.

     The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and has developed and implemented a plan to resolve the issue. The Company currently believes that with the modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems. However, if such modifications and conversions are not completed on a timely basis, the Year 2000 problem may have a material impact on the operations of the Company. Further, even if the Company completes such modifications and conversions, there can be no assurance that the failure by vendors or other third parties to solve the Year 2000 problem will not have a material impact on the operations of the company.

B.  DESCRIPTION OF BUSINESS

     The Company offers variable annuities, fixed annuities, and variable universal life insurance and universal life insurance policies. Recently, it began to offer term life insurance as well. Its products are distributed largely through the career agent field force of MONY. Together with MONY and its affiliates MONY Securities Corp. and Enterprise Funds Distributors, Inc., the Company is a part of an organization that also markets mutual funds and investment management services.

     The Company's universal life insurance policies are offered to individuals to meet a variety of needs as well as to businesses desiring to provide payroll deduction life insurance to their employees. The Company's universal life insurance policies permit the policyowner to vary the amount and frequency of periodic cash premiums they pay, depending upon the needs of the policyowner and the availability of value within the policy necessary to keep the policy in force by paying the various charges, including, without limitation, the cost of insurance charges.

     The Company's variable life and variable annuity products are also offered to individuals and allow the customer to choose from among subaccounts pursuing a wide variety of investment objectives which reflect the investment objectives of the underlying mutual funds managed by premier mutual fund managers. These products are attractive to customers seeking to meet a variety of objectives, including life insurance protection and retirement accumulations, respectively.

     The Company's survivorship life products insure several lives and provide for the payment of death benefits upon the death of the last surviving insured.

     The Company also offers a Corporate Sponsored Variable Life Insurance policy to corporations to meet needs which can be met by the death benefit and cash value accumulation provisions of the policy.

     The Company's recently introduced term life insurance product is a level term life insurance policy. It is largely distributed through the career agent field force of MONY.

     The Company also offers a variety of policy riders designed to provide additional benefits or flexibility at the option of the policyowner. These riders include riders that waive premium payments upon disability, pay higher benefits in the event of accidental death, allow purchase of additional coverage without evidence of insurability, and permit the addition of term insurance to provide additional death benefit protection.

     The Company's variable life insurance and variable annuity business has grown substantially in recent years. In part, this growth is due to the development of variable life insurance policies for both the individual as well as the corporate sponsored life insurance markets. The Company also believes that the growth of these products has been further enhanced by favorable demographic trends, the growing tendency of Americans to supplement traditional sources of retirement income with variable annuity products which provide the purchaser with some ability to direct the investment strategy, and the performance of the financial markets, particularly the U.S. stock markets, in recent years.

C.  PRODUCT SEGMENTS

     The Company and MONY offer products which fall into three product segments:
Protection Products, Accumulation Products, and Other Products. The Company offers products which fall into the first two product segments. The Company and MONY report corporate revenues and expenses, investments and related investment income supporting capital not specifically allocated to its product segments.

     The Protection Product segment, which accounted for $          million (or
     %) of the Company's operating income before federal income tax expense for 1997, consists of universal life insurance policies, variable universal life insurance policies, survivorship life insurance policies, and, more recently, term life insurance policies and corporate-owned life insurance products that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.

     As of June 30, 1998, the Company had approximately                life
insurance policies in-force.

     The Accumulation Product segment, which accounted for $          million
(or      %) of the Company's operating income before federal income tax expense for 1997, consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such fixed annuity contracts consist almost entirely of single premium deferred annuities. During 1997, the average crediting rates on these contracts was 6.12%. Substantially all of the Company's crediting rates on its fixed annuity contracts are guaranteed for a period not exceeding 15 months. MONY's subsidiaries, Enterprise Capital Management, Inc. and Enterprise Fund Distributors, Inc. which provide investment management services and fund distribution services, respectively to the

Enterprise Accumulation Trust (the shares of which are made available to the Company's separate accounts) and the Enterprise Group of Funds, a mutual fund with 14 separate portfolios available directly to the public, are reflected in the Accumulation Products segment.

     Since early 1992, the Company has emphasized the sale of its separate account variable annuities over its general account (fixed) annuities. The Company believes that it benefits from a shift towards separate account variable annuity products, as this reduces the Company's investment risks (by shifting such risks to the separate account contractholder) and capital requirements because the assets are held in the Company's separate accounts, while enabling the Company to earn fee income from the management of assets held in the separate accounts. The selection of separate accounts also permits contractholders to choose more aggressive or conservative investment strategies without affecting the composition and quality of assets in the Company's general account. The growth of the Company's individual variable annuity account value has been considerable for the past several years, which the Company attributes to favorable demographic trends, strong sales, market appreciation and low levels of surrenders. In addition, the Company believes there will be a continuation in the trend among U.S. employers away from defined benefit plans (under which the employer makes the investment decisions) toward employee-directed, defined contribution retirement and savings plans (which allow employees to choose from a variety of investment options), which will benefit its accumulation business.

     Sales of annuities and proprietary retail mutual funds were approximately $728.6 million and $751.6 million, respectively in 1997. Of such sales of annuities, $712.7 million relates to variable annuities and $15.9 million relates to fixed annuities.

     Additional information concerning the Company's and MONY's product segments is included in Appendix A and with respect to the Company in the notes to the financial statements of the Company.

D.  REGULATION

     The Company, as with other insurance companies, is subject to extensive regulation and supervision in the jurisdictions in which it does business. Such regulations impose restrictions on the amount and type of investments insurance companies may hold. These regulations also affect many other aspects of insurance companies businesses, including licensing of insurers and their products and agents, risk-based capital requirements and the type and amount of required asset valuation reserve accounts. These regulations are primarily intended to protect policyholders. The Company can not predict the effect that any proposed or future legislation may have on the financial condition or results of operations of the Company.

     Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or the restructuring of insurance companies.

     As part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically (generally once every three to four years) of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the National Association of Insurance Commissioners (NAIC). The operations of the Company were examined by the Arizona Insurance Department for each of the three years ended December 31, 1996. The report did not deal with any matter which may reasonably be expected to result in a material effect on the Company's financial condition or results of operations.

     In recent years, a number of life and annuity insurers have been the subject of regulatory proceedings and litigation relating to alleged improper life insurance pricing and sales practices. Some of these insurers have incurred or paid substantial amounts in connection with the resolution of such matters. See "-- Legal

Proceedings". In addition, state insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers' compliance with applicable insurance laws and regulations.

     The Company and MONY continuously monitor sales, marketing and advertising practices, and related activities of their agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations. There can be no assurance that any non-compliance with such applicable laws and regulations would not have a material adverse effect on the Company.

E.  COMPETITION

     The Company believes that competition in the Company's lines of business is based on price, product features, commission structure, perceived financial strength, claims-paying ratings, service and name recognition. The Company competes with a large number of other insurers as well as non-insurance financial services companies, such as banks, broker/dealers and mutual funds, many of whom have greater financial resources, offer alternative products or more competitive pricing and, with respect to other insurers, have higher ratings than the Company. Competition exists for individual consumers, employer groups, and agents and with other distributors of insurance products. National banks, with their preexisting customer bases for financial services products, may pose increasing competition as a result of the United States Supreme Court's 1994 decision in NationsBank of North Carolina v. Variable Annuity Life Insurance Company which permits national banks to sell annuity products of life insurance companies in certain circumstances.

     Several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended, and the Bank Holding Company Act of 1956, as amended, have been made by members of Congress and the Clinton Administration. Currently, the Bank Holding Company Act generally restricts banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted, or, if enacted, their potential effect on the Company.

F.  EMPLOYEES

     The Company has no employees. The Company has entered into a Services Agreement with MONY, pursuant to which MONY provides the services necessary to operate the business of the Company.

2.  PROPERTIES

     The Company's administrative offices are located at 1740 Broadway, New York, New York 10019. MONY's principal executive offices are also located there. MONY's administrative operations offices are located in Syracuse, New York, and the administrative services, principally related to the underwriting, issuance, and service of the Company's policies and policyholders, as well as the administration of claims, is conducted from those offices. MONY leases these offices.

3.  LEGAL PROCEEDINGS

     In late 1995 and during 1996 a number of purported class actions were commenced in various state and federal courts against the Company and MONY alleging that the Company and MONY engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases (including the Goshen case discussed below) seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting the Company and MONY from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. The Company and

MONY have answered the complaints in each action (except for one being voluntarily held in abeyance), has denied any wrongdoing and has asserted numerous affirmative defenses.

     On June 7, 1996, the New York State Supreme Court certified the Goshen case, being the first of the aforementioned class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by the Company and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, the Company and MONY filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts, or are being voluntarily held in abeyance pending the outcome of the Goshen case. The Massachusetts District Court in the Multidistrict Litigation has entered an order essentially holding all of the federal cases in abeyance pending the outcome of the Goshen case.

     On October 21, 1997, the New York State Supreme Court granted the motion for summary judgment and dismissed all claims filed in the Goshen case against the Company and MONY on the merits. The order by the New York State Supreme Court has been appealed by plaintiffs and all actions before the United States District Court for the District of Massachusetts are still pending. There can be no assurance, however, that the present or any future litigation relating to sales practices will not have a material adverse effect on the Company.

     In addition to the foregoing, from time to time the Company is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company.

4.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements of the Company are included in a separate section of this prospectus.

     Semi-annual and annual reports are sent to contract owners of the variable annuity and life insurance contracts issued through registered Separate Accounts of the Company.

     The financial statements of the Company included in this prospectus, other than the unaudited interim condensed statements, have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included herein in reliance upon the report of said firm given on the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers LLP's office is located at 1301 Avenue of the Americas, New York, New York 10019.

5.  SELECTED FINANCIAL DATA

                           [TO BE FILED BY AMENDMENT]

6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Management's discussion and analysis of financial condition and results of operations of the Company for the three years ended December 31, 1997 follows. The discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

     Management's discussion and analysis of financial condition and results of operations contains forward-looking statements that are intended to enhance the reader's ability to assess the future financial performance of the Company. These forward-looking statements are not based on historical information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment yields and interest spread, or the earnings or profitability of the Company's activities. Because these statements are subject to numerous assumptions, risks, and uncertainties, actual results could be materially different. The following factors, among others, may have such an impact: changes in economic conditions; movements in interest rates and the stock markets; competitive pressures on product pricing and services; success and timing of business strategies; and the nature and extent of legislation and regulatory actions and reforms. Readers are directed to consider these and other risks and uncertainties described in more detail elsewhere in documents filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future events, or otherwise.

[MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION TO BE ADDED BY AMENDMENT]

YEAR 2000

     The Year 2000 issue is the result of the widespread use of computer programs being written using two digits (rather than four) to define the applicable year. Such programming was a common industry practice designed to avoid the significant costs associated with additional mainframe capacity necessary to accommodate a four digit year field. As a result, any of the Company's computer systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" problem and has developed and implemented a plan to resolve the issue. The Company currently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems. However, if such modifications and conversions are not completed on a timely basis, the Year 2000 problem may have a material impact on the operations of the Company. Further, even if the Company completes such modifications and conversions on a timely basis, there can be no assurance that the failure by vendors or other third parties to solve the Year 2000 problem will not have a material impact on the operations of the Company. The Company estimates the total cost to resolve its Year 2000 problem to be approximately $
million, of which $          million has been incurred through June 30, 1998;
however, there can be no assurance that the actual cost incurred will not be materially higher than such estimate.

D.  INVESTMENTS

     The following discussion should be read in conjunction with the summary financial information presented elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note
               to the Financial Statements.

                           [TO BE ADDED BY AMENDMENT]

F.  POTENTIAL TAX LEGISLATION

     Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. The 1994 United States Supreme Court ruling in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act may cause Congress to consider legislation that would eliminate such tax deferral at least for certain annuities. Other possible legislation, including a simplified "flat tax" income tax structure with an exemption from taxation for investment income, could also adversely affect purchases of annuities and life insurance if such legislation were to be enacted. There can be no assurance as to whether legislation will be enacted which would contain provisions with possible adverse effects on the Company's annuity and life insurance products.

8.  DIRECTORS AND EXECUTIVE OFFICERS

     The directors and officers of the Company are listed below. The business address for all directors and officers of MONY Life Insurance Company of America is 1740 Broadway, New York, New York 10019.

     Current Officers and Directors of MONY America are:

NAME                                    POSITION AND OFFICES WITH DEPOSITOR
----                                    -----------------------------------
Michael I. Roth.....................    Director, Chairman and Chief
                                        Executive Officer
Samuel J. Foti......................    Director, President and Chief
                                        Operating Officer
Richard E. Connors..................    Director
Richard Daddario....................    Director, Vice President, and
                                        Controller
Phillip A. Eisenberg................    Director, Vice President and Actuary
Margaret G. Gale....................    Director and Vice President
Stephen J. Hall.....................    Director
Charles P. Leone....................    Director, Vice President and Chief
                                        Corporate Compliance Officer
Kenneth M. Levine...................    Director
David S. Waldman....................    Secretary
David V. Weigel.....................    Treasurer

     No officer or director listed above receives any compensation from the Company in addition to compensation paid by MONY.

     Biographical information for each of the individuals listed in the above table is set forth below.

     DIRECTORS AND EXECUTIVE OFFICERS. Set forth below is a description of the business positions during at least the past five years for the directors and the executive officers of the Company.

     Michael I. Roth is Chairman of the Board and Chief Executive Officer of the Company. He is Chairman of the Board (since July 1993) and Chief Executive Officer (since January 1993) of MONY and has been a Trustee since May 1991. Mr. Roth is also a director of the following subsidiaries of MONY: ARES Holdings, Inc. (since May 1995), 1740 Advisers, Inc. (since December 1992) and MONY CS, Inc. (since December 1989). He has also served as MONY's President and Chief Executive Officer (from January 1993 to July 1993), President and Chief Operating Officer (from January 1991 to January 1993) and Executive Vice President and Chief Financial Officer (from March 1989 to January 1991). Mr. Roth has been with MONY for 9 years. Mr. Roth also served on the board of directors of the American Council of Life Insurance and serves on the boards of directors of the Life Insurance Council of New York, Insurance Marketplace Standards Association, Enterprise Foundation (a charitable foundation not affiliated with the Enterprise Group of Funds which develops housing), Metropolitan Development Association of Syracuse and Central New York, Enterprise Group of Funds, Inc., Enterprise Accumulation Trust, Pitney Bowes, Inc. and Promus Hotel Corporation.

     Samuel J. Foti is President and Chief Operating Officer of the Company. He is President and Chief Operating Officer (since February 1994) of MONY and has been a Trustee since January 1993. Mr. Foti is also a director of the following subsidiaries of MONY: MONY Brokerage, Inc. (since January 1990), MONY International Holdings, Inc. (since October 1994), MONY Life Insurance Company of the Americas, Ltd., (since December 1994) and MONY Bank & Trust Company of the Americas, Ltd. (since December 1994). He has also served as MONY's Executive Vice President (from January 1991 to February 1994) and Senior Vice President (from April 1989 to January 1991). Mr. Foti has been with MONY for 10 years. Mr. Foti also serves on the board of directors of the Life Insurance Marketing and Research Association, where he served as Chairman from October 1996 through October 1997, Enterprise Group of Funds, Inc., Enterprise Accumulation Trust and The American College.

     Richard Daddario is Executive Vice President and Chief Financial Officer of the Company. He is Executive Vice President and Chief Financial Officer (since April 1994) of MONY. Mr. Daddario is also a director of the following subsidiaries of MONY: ARES Holdings, Inc. (since May 1995) and MONY Brokerage, Inc. (since June 1997) and MONY Life Insurance Company of the Americas, Ltd. (since

December 1997). He has also served as MONY's Chief Financial Officer (from January 1991 to present) and Senior Vice President (from July 1989 to April
1994). Mr. Daddario has been with MONY for 9 years.

     Kenneth M. Levine is Executive Vice President and Chief Investment Officer of the Company. He is Executive Vice President (since February 1990) and Chief Investment Officer (since January 1991) of MONY and has been a Trustee since May 1994. Mr. Levine is also a director of the following subsidiaries of MONY: ARES Holdings, Inc. (since May 1995), ARES, Inc. (since July 1997), 1740 Advisers, Inc. (since December 1989), MONY Funding, Inc. (since October 1991), MONY Realty Partners, Inc. (since October 1991) and 1740 Ventures, Inc. (since October
1991). He has also served as MONY's Senior Vice President -- Pensions (from January 1988 to February 1990). Prior to that time, Mr. Levine held various management positions within MONY. Mr. Levine has been with MONY for 25 years.

     Richard E. Connors is Senior Vice President of MONY (since February 1994). Mr. Connors is also a director of the following subsidiary of MONY: MONY Brokerage, Inc. (since May 1994). He has also served as MONY's Regional Vice President -- Western Region (from June 1991 to February 1994), Vice
President -- Small Business Marketing (from January 1990 to June 1991) and Vice President -- Manpower Development (from March 1988 to January 1990). Mr. Connors has been with MONY for 10 years.

     Phillip A. Eisenberg is Senior Vice President and Chief Actuary of MONY (since April 1993). He has also served as MONY's Vice President -- Individual Financial Affairs (from January 1989 to March 1993). Prior to that time, Mr. Eisenberg held various positions within MONY. Mr. Eisenberg has been with MONY for 34 years.

     Margaret G. Gale is Vice President of MONY (since February 1991). She has also served as Vice President -- Policyholder Services (from 1988 to 1991). Ms. Gale has been with MONY for 20 years.

     Stephen J. Hall is Senior Vice President of MONY (since February 1994). Mr. Hall is also a director of the following subsidiary of MONY: MONY Brokerage, Inc. (since October 1991). He has also served as MONY's Vice President & Chief Marketing Officer (from November 1990 to February 1994) and prior to that time was manager of MONY's Boise, Idaho insurance agency. Mr. Hall has been with MONY for 24 years.

     Charles P. Leone is Vice President and Chief Corporate Compliance Officer of MONY (since 1996). He has also served as Vice President of MONY (from 1987 to
1996). Mr. Leone has been with MONY for 35 years.

     David S. Waldman is Assistant Vice President and Senior
Counsel -- Operations (since 1992). He has also served as Assistant General Counsel of MONY (from 1986 to 1992). Mr. Waldman has been with MONY for 16 years.

     David V. Weigel is Vice President -- Treasurer of MONY (since 1994). He has also served as Assistant Treasurer of MONY (from 1986 to 1994). Mr. Weigel has been with MONY for 25 years.

9.  EXECUTIVE COMPENSATION

     None of the directors, officers, or other personnel receives any compensation from the Company. All compensation is being paid by MONY, with an allocation of their compensation to be made for services rendered to the Company pursuant to a cost allocation agreement.

10.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS

     (1) Financial Statements:
                    Independent Auditors' Report
                    Balance Sheets as of December 31, 1997 and 1996
                    Statements of Income and Comprehensive Income for the years ended December 31, 1997, 1996, and 1995
                    Statements of Shareholder's Equity for the years ended December 31, 1997, 1996, and 1995

                    Statements of Cash Flows for the years ended December 31, 1997, 1996, and 1995
                    Notes to Financial Statements
                    Unaudited Interim Condensed Balance Sheet as of June 30,
                    1998
                    Unaudited Interim Condensed Statements of Income and Comprehensive Income for the six month periods ended June 30, 1998 and 1997
                    Unaudited Interim Condensed Statements of Cash Flows for the six month periods ended June 30, 1998 and 1997
                    Notes to Unaudited Interim Condensed Financial Statements

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Not Applicable

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The By-Laws of MONY Life Insurance Company of America provide, in Article VI as follows:

     SECTION 1. The Corporation shall indemnify any existing or former director, officer, employee or agent of the Corporation against all expenses incurred by them and each of them which may arise or be incurred, rendered or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the Corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, all subject and pursuant to the provisions of the Articles of Incorporation of this Corporation.

     SECTION 2. The indemnification provided in this By-Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, will (unless in the opinion of its counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During December 1997, the Company issued $37,000,000 of its corporate sponsored variable universal life insurance policies to a corporate purchaser in a private placement transaction.

     Through September 1, 1998, the Company issued $50,000,000 of its corporate sponsored variable universal life insurance policies to corporate purchasers in 4 private placement transactions.

     The issuance of these insurance policies are exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

  1  --   Form of Underwriting Agreement
          Distribution Agreement among MONY Life Insurance Company of
          America, MONY Securities Corp., and MONY Series Fund, Inc.,
          filed as Exhibit 3(a) of Post-Effective Amendment No. 3,
          dated February 28, 1991, to Registration Statement No.
          33-20453, is incorporated herein by reference.
  3  --   Articles of Incorporation and By-Laws of MONY Life Insurance
          Company of America
          Articles of Incorporation and By-Laws of the Company, filed as Exhibits 6(a) and 6(b), respectively, of Registration
          Statement No. 33-13183, dated April 6, 1987, is incorporated herein by reference.
  4  --   Form of Policy
          Proposed forms of Flexible Payment Variable Annuity
          Contracts, filed as Exhibit 4 of Registration Statement No.
          333-59717, dated July 23, 1998, is incorporated herein by
          reference.
  5  --   Opinion of Counsel
          Opinion and consent of Edward P. Bank, Vice President and
          Deputy General Counsel, The Mutual Life Insurance Company of
          New York, as to legality of the securities being registered, to be filed by amendment
 10  --   Material Contracts
          Services Agreement between The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America filed as Exhibit 5(ii) to Pre-Effective Amendment to Registration
          Statement (Registration Nos. 2-95501 and 811-4209) dated
          July 19, 1985, is incorporated herein by reference.
 23  --   Consent of experts and counsel
          Consent of PricewaterhouseCoopers LLP, to be filed by
          amendment
          Consent of Edward P. Bank, Esq., to be filed by amendment
 27  --   Financial Data Schedule
          To be filed by amendment

     (b) Financial Statement Schedules

     To be filed by amendment

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (6) The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, MONY Life Insurance Company of America, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on this 29th day of September, 1998.

                                          MONY LIFE INSURANCE
                                          COMPANY OF AMERICA

                                          By:      /s/ MICHAEL I. ROTH
                                            ------------------------------------
                                                 Michael I. Roth, Director,
                                                 Chairman of
                                               the Board and Chief Executive
                                                 Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the date indicated.

                   SIGNATURE                                                               DATE
                   ---------                                                               ----
              /s/ MICHAEL I. ROTH                   Director, Chairman of the       September 29, 1998
------------------------------------------------    Board and Chief Executive
                Michael I. Roth                     Officer

               /s/ SAMUEL J. FOTI                   Director, President and         September 29, 1998
------------------------------------------------    Chief Operating Officer
                 Samuel J. Foti

              /s/ RICHARD DADDARIO                  Director, Vice President and    September 29, 1998
------------------------------------------------    Controller (Principal
                Richard Daddario                    Financial and Accounting
                                                    Officer)

             /s/ KENNETH M. LEVINE                  Director and Executive Vice     September 29, 1998
------------------------------------------------    President
               Kenneth M. Levine

            /s/ PHILLIP A. EISENBERG                Director, Vice President and    September 29, 1998
------------------------------------------------    Chief Actuary
              Phillip A. Eisenberg

              /s/ MARGARET G. GALE                  Director and Vice President     September 29, 1998
------------------------------------------------
                Margaret G. Gale

              /s/ CHARLES P. LEONE                  Director and Vice President     September 29, 1998
------------------------------------------------
                Charles P. Leone

             /s/ RICHARD E. CONNORS                 Director                        September 29, 1998
------------------------------------------------
               Richard E. Connors

              /s/ STEPHEN J. HALL                   Director                        September 29, 1998
------------------------------------------------
                Stephen J. Hall